Exhibit 99.1

Ferrellgas Partners, L.P. Reports Full Fiscal Year and Fourth Quarter 2018 Results

•                  Total propane sales volume for 2018 increased approximately 11.0 percent over the prior year period.

•                  Tank Exchange sales volume for 2018 increased approximately 6.8 percent over the prior year period.

•                  Tank Exchange sale locations now exceed 53,000, up over 10.0 percent compared to the start of the fiscal year.

•                  Retail propane customer growth of 14,128, or 2.2 percent over the prior year.

•                  During the fourth quarter, announced recent completion of a new $575 million secured five-year credit facility and upsized $250 million accounts receivable securitization facility.

•                  Full exits from midstream businesses and Global Sourcing business completed in fourth quarter. Cash generated from these activities of approximately $160 million and an $80 million reduction in letters of credit outstanding. At July 31, 2018 the Company had $119.3 million of cash on the balance sheet.

•                  Five accretive propane acquisitions completed during the fiscal year.

LIBERTY, Mo., September 27, 2018 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for its full fiscal year and fourth quarter ended July 31, 2018.

For the fiscal year, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $254.6 million, or $2.59 per common unit, compared to prior year period net loss of $54.2 million, or $0.55 per common unit. Net of non-cash charges due largely to asset sales supporting deleveraging efforts, net loss was $57.2 million, or $0.59 per common unit as compared to a net loss of $39.8 million, or $0.41 per common unit in the prior year period.

Reflecting the non-cash losses from strategic asset sales as well as higher interest expense for the fourth quarter ended July 31, 2018, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $215.7 million, or $2.20 per common unit compared to prior year period net loss of $55.8 million, or $0.57 per common unit.  Adjusted EBITDA, a non-GAAP measure, for the fourth quarter was $8.2 million compared to $19.2 million in the prior year on propane volumes that were 1.6 percent higher than the prior year period. The decrease stemmed from higher operating expenses as the Company continues to position for continued future customer and sales growth with the opening of additional selling locations and related resources to support those locations.

Adjusted EBITDA was $241.9 million in fiscal 2018 compared to $230.1 million in the prior year. The following reconciliation represents the contribution to adjusted EBITDA from the core propane business separated from the contribution associated with the various assets that were sold during 2018:

(in millions)	Fiscal 2018	Fiscal 2017
Propane Operations and Corporate Support	$227.7	$219.4
EBITDA from Assets Sold	14.2	10.7
Consolidated Adjusted EBITDA	$241.9	$230.1

The Company’s propane operations reported that total gallons sold increased 86.5 million gallons, or 11.0 percent, over prior year. Margins were slightly lower as the Company aggressively competed for and won new customers. This strategic focus resulted in over 14,000 new customers, or approximately 2.2 percent more than prior year. Additionally, the Company’s current Blue Rhino tank exchange sales locations have increased over 10.0 percent from the start of the fiscal year to over 53,000 locations.

Overall, the fiscal 2018 increase in gross margin from propane operations’ sales volume growth was partially offset by slightly lower margins per gallon and higher operating expenses.  The increase in operating expenses was largely the result of new locations established to be in closer proximity to current and potential customers as the company looks to continue increasing market share and customer density.

“Our Company had many achievements in 2018,” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas.  “We sold our midstream and Global Sourcing businesses, enhanced our liquidity, and closed on credit facilities that provide the essential working capital to run and grow our business. We also acquired five businesses during the year, and expanded both our retail customer base and our tank exchange business.”

“We are working on finding a balance between minimizing our operating expenses while being ready for continued growth. This aligns with our strategy of gaining market share by getting closer to our current and potential customers,” said Ferrell,  “We have added new retail and tank exchange selling locations, trucks, drivers and sales professionals into our Company.  The operating expenses associated with these gains may not look as good in one particular quarter, especially the fourth quarter, our lowest volume quarter of the year.  However, over the long term, this strategy provides the infrastructure to drive growth in customers, gallon sales, efficiencies through market share and customer density.  We are positioning for future growth in our propane business, now that we have shed non-core assets.”

In addition to improving the Company’s liquidity with the fourth quarter closing of the $575 million secured credit facility and extension of its accounts receivable securitization facility, the Company continues to evaluate various options related to its outstanding bonds. This may include refinancing on a secured or unsecured basis or an exchange transaction for some or all of its bonds due June 2020, or refinancing strategies that address a more significant portion of the Company’s upcoming maturities of unsecured bonds maturing between 2020 to 2023.

“Our Company is focused on growth.  We have many opportunities to contine to grow organically, and our national footprint allows for acquisition opportunities as the industry continues to consolidate,” said Ferrell.  “What we accomplished in 2018 positions us well for the future.  We have a strong foundation that supports the long-term success of our Company.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 27, 2018. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2018, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833
Bill Ruisinger, Investor Relations — billruisinger@ferrellgas.com, 816-792-7914

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2018	July 31, 2017

ASSETS

Current Assets:
Cash and cash equivalents	$119,311	$5,760
Accounts and notes receivable, net (including $120,079 and $109,407 of accounts receivable pledged as collateral at July 31, 2018 and July 31, 2017, respectively)	126,054	165,084
Inventories	83,694	92,552
Prepaid expenses and other current assets	34,862	33,388
Total Current Assets	363,921	296,784

Property, plant and equipment, net	557,723	731,923
Goodwill	246,098	256,103
Intangible assets, net	120,951	251,102
Other assets, net	74,588	74,057
Total Assets	$1,363,281	$1,609,969

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$46,820	$85,561
Short-term borrowings	32,800	59,781
Collateralized note payable	58,000	69,000
Other current liabilities	142,025	126,224
Total Current Liabilities	279,645	340,566

Long-term debt (a)	2,078,637	1,995,795
Other liabilities	39,476	31,118
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at July 31, 2018 and July 31, 2017)	(978,503)	(701,188)
General partner unitholder (989,926 units outstanding at July 31, 2018 and July 31, 2017)	(69,792)	(66,991)
Accumulated other comprehensive income	20,510	14,601
Total Ferrellgas Partners, L.P. Partners’ Deficit	(1,027,785)	(753,578)
Noncontrolling interest	(6,692)	(3,932)
Total Partners’ Deficit	(1,034,477)	(757,510)
Total Liabilities and Partners’ Deficit	$1,363,281	$1,609,969

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2018	2017	2018	2017
Revenues:
Propane and other gas liquids sales	$296,677	$269,201	$1,642,976	$1,318,412
Midstream operations	21,688	135,196	282,319	466,703
Other	29,156	28,979	147,847	145,162
Total revenues	347,521	433,376	2,073,142	1,930,277

Cost of sales:
Propane and other gas liquids sales	170,562	142,427	973,414	694,155
Midstream operations	25,849	129,006	255,559	429,439
Other	14,315	14,054	68,654	67,267

Gross profit	136,795	147,889	775,515	739,416

Operating expense	120,991	109,477	471,748	431,751
Depreciation and amortization expense	25,230	25,805	101,795	103,351
General and administrative expense	14,668	13,091	54,401	46,980
Equipment lease expense	7,444	7,089	28,272	29,124
Non-cash employee stock ownership plan compensation charge	3,128	3,692	13,859	15,088
Non-cash stock-based compensation charge (a)	—	—	—	3,298
Asset impairments	—	—	10,005	—
Loss on asset sales and disposal	140,985	5,596	187,399	14,457

Operating income (loss)	(175,651)	(16,861)	(91,964)	95,367

Interest expense	(44,612)	(40,378)	(168,467)	(152,485)
Other income (expense), net	(494)	41	928	1,474

Loss before income tax benefit	(220,757)	(57,198)	(259,503)	(55,644)

Income tax benefit	(2,960)	(949)	(2,678)	(1,143)

Net loss	(217,797)	(56,249)	(256,825)	(54,501)

Net loss attributable to noncontrolling interest (b)	(2,113)	(481)	(2,244)	(294)

Net loss attributable to Ferrellgas Partners, L.P.	(215,684)	(55,768)	(254,581)	(54,207)

Less: General partner’s interest in net loss	(2,157)	(558)	(2,546)	(542)

Common unitholders’ interest in net loss	$(213,527)	$(55,210)	$(252,035)	$(53,665)

Loss Per Common Unit
Basic and diluted net loss per common unitholders’ interest	$(2.20)	$(0.57)	$(2.59)	$(0.55)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,229.5

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2018	2017	2018	2017

Net loss attributable to Ferrellgas Partners, L.P.	$(215,684)	$(55,768)	$(254,581)	$(54,207)
Income tax benefit	(2,960)	(949)	(2,678)	(1,143)
Interest expense	44,612	40,378	168,467	152,485
Depreciation and amortization expense	25,230	25,805	101,795	103,351
EBITDA	(148,802)	9,466	13,003	200,486
Non-cash employee stock ownership plan compensation charge	3,128	3,692	13,859	15,088
Non-cash stock based compensation charge (a)	—	—	—	3,298
Asset impairments	—	—	10,005	—
Loss on asset sales and disposal	140,985	5,596	187,399	14,457
Other (income) expense, net	494	(41)	(928)	(1,474)
Severance expense $358 and $414 included in operating expense for the twelve months ended periods ending July 31, 2018 and 2017, respectively. Also includes $1,305 and $1,545 included in general and administrative expense for the twelve months ended July 31, 2018 and 2017, respectively.	—	—	1,663	1,959
Litigation fees and settlements	2,658	—	6,065	—
Exit costs associated with contracts - Midstream dispositions	11,804	—	11,804	—
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives $1,293, and $540 included in cost of sales for the twelve months ended July 31, 2018 and 2017, respectively, and $1,751 for the three months ended July 31, 2017. Also includes $(759) and $(3,997) included in operating expense for the three and twelve months ended July 31, 2017,	—	992	1,293	(3,457)
Net loss attributable to noncontrolling interest (b)	(2,113)	(481)	(2,244)	(294)
Adjusted EBITDA (c)	8,154	19,224	241,919	230,063
Net cash interest expense (d)	(45,228)	(38,118)	(160,892)	(143,588)
Maintenance capital expenditures (e)	(8,532)	(6,417)	(27,617)	(16,935)
Cash refunded from (paid for) taxes	(167)	(282)	291	(310)
Proceeds from certain asset sales	4,848	3,789	9,203	7,952
Distributable cash flow attributable to equity investors (f)	(40,925)	(21,804)	62,904	77,182
Distributable cash flow attributable to general partner and non-controlling interest	(819)	(436)	1,258	1,544
Distributable cash flow attributable to common unitholders (g)	(40,106)	(21,368)	61,646	75,638
Less: Distributions paid to common unitholders	9,715	9,715	38,861	78,936
Distributable cash flow excess/(shortage)	$(49,821)	$(31,083)	$22,785	$(3,298)

Propane gallons sales
Retail - Sales to End Users	93,420	91,778	636,968	564,872
Wholesale - Sales to Resellers	54,718	56,218	240,210	226,251
Total propane gallons sales	148,138	147,996	877,178	791,123

Midstream operations barrels
Salt water volume processed	4,379	5,175	18,931	17,515
Crude oil hauled	7,768	12,700	42,623	49,249
Crude oil sold	17	2,242	3,429	7,470

(a)  Non-cash stock-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	July 31		July 31
	2018	2017	2018	2017
Operating expense	$—	$—	$—	$661
General and administrative expense	—	—	—	2,637
Total	$—	$—	$—	$3,298

(b)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)  Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax benefit, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, asset impairments, loss on asset sales and disposals, other income (expense), net, severance expense, litigation fees and settlements, exit costs associated with contracts - Midstream dispositions, unrealized (non-cash) losses (gains) on changes in fair value  of derivatives, and net loss attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)  Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)  Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)   Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash refunded from (paid for) taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)  Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .